                                             EXHIBIT 10(d)

    Pension Service Agreement with Mr. Andrew I. Douglass
    -----------------------------------------------------



March 28, 1995

Mr. Andrew I. Douglass
810 Oakgreen Avenue North
Stillwater, MN 55082

Dear Andy:

This is to confirm the special arrangement, outside the normal St. Paul benefit and executive compensation programs, that we agreed to when you joined The St. Paul in August 1993. Pursuant to that arrangement, you will be given credit under The St. Paul pension plan for your eight years of service with Heller International Corporation. Although we will not be able to credit that service under our qualified plan, we will make the necessary arrangements on a nonqualified basis.

To review a number of the compensation arrangements that have already been put in place, you were paid an up-front bonus upon joining the Company, your annual salary has been set at a mutually satisfactory level and will be reviewed every March 1 as is the case for all officers, you were granted options on 5,000 (post-split) shares in February of 1994, and you were awarded 4,000 (post-split) restricted shares shortly after joining the Company.

We have also established that, on an ongoing basis, among other things, you will participate in the Annual Incentive Award Plan with a maximum annual opportunity of 50% of base salary, you will participate in the Long-Term Incentive Plan for senior management, you will continue to receive a benefit for executive tax/financial counseling service worth $3,500 to $5,000 per year, and you are eligible for an annual Company-paid physical exam by your personal physician.

You will, of course, continue in the benefit and compensation arrangements that have previously been established for you. Going forward, you will participate in all benefit and compensation programs available to an executive in your office in accordance with the terms of those programs.

This supersedes any previous arrangements and understandings we may have had with respect to such special benefit and compensation programs. If you approve of this agreement, please sign below. If you have any questions, please give me a call.

Sincerely yours,                        Agreed to this 28th
The St. Paul Companies, Inc.            day of March, 1995.

By: /s/  Greg A. Lee                     /s/ Andrew I. Douglass
    ----------------                      ---------------------
      Greg A. Lee                            Andrew I. Douglass
      Senior Vice President                  Senior Vice President
      Human Resources                        and General Counsel